AMENDMENT

To Transfer Agency and Service Agreement

Between

PIMCO Funds

And

DST Asset Manager Solutions, Inc.

This Amendment is made as of this 17th day of July, 2018, between Pacific Investment Management Company, LLC on behalf of PIMCO Funds, PIMCO Variable Insurance Trust, PIMCO Equity Series, PIMCO Equity Series VIT and PIMCO Managed Accounts Trust (each a “Trust” and/or together the “Trusts”) and DST Asset Manager Solutions, Inc. In accordance with Section 16.1 (Amendment) of the Amended and Restated Transfer Agency and Service Agreement dated May 14, 2015, as amended, (the “Agreement”) the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1.	Schedule 1.2(f). The current Schedule 1.2(f) to the Agreement is replaced and superseded with the Schedule 1.2(f) attached hereto and dated July 17, 2018;

2.	All defined terms and definitions in the Agreement shall be the same in this amendment (the “July 17, 2018 Amendment”) except as specifically revised by this Amendment.

3.	Except as specifically set forth in this July 17, 2018 Amendment, all other terms and conditions of the agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC	DST ASSET MANAGER SOLUTIONS, INC.

By: /s/ Peter Strelow	By: /s/ Robert L. Trower

Name: Peter Strelow	Name: Robert L. Trower

Title: Co-COO	Title: Vice President

PIMCO Schedule 1.2(f)

SCHEDULE 1.2(f)

AML DELEGATION

Dated: July 17, 2018

1.	Delegation.

1.1

In order to assist the Trust with the Trust’s AML responsibilities under applicable AML laws, the Transfer Agent offers certain risk-based AML Procedures that are reasonably designed to: (i) promote the detection and reporting of potential money laundering activities; and (ii) assist in the verification of persons opening accounts with the Trust. The Trust has had an opportunity to review the AML Procedures with the Transfer Agent and desires to implement the AML Procedures as part of the Trust’s overall AML program (the “AML Program”).

1.2

Accordingly, subject to the terms and conditions set forth in this Agreement, the Trust hereby instructs and directs the Transfer Agent to implement the AML Procedures as set forth in Section 4 below on the Trust’s behalf and delegates to the Transfer Agent the day-to-day operation of the AML Procedures. The AML Procedures set forth in Section 4 may be amended, from time to time, by mutual agreement of the Trust and the Transfer Agent upon the execution by such parties of a revised Schedule 1.2(f) bearing a later date than the date hereof.

1.3

The Transfer Agent agrees to perform such AML Procedures, with respect to the ownership of Shares in the Portfolios of the Trust for which the Transfer Agent maintains the applicable shareholder information, subject to and in accordance with the terms and conditions of this Agreement.

2.

Consent to Examination. In connection with the performance by the Transfer Agent of the AML Procedures, the Transfer Agent understands and acknowledges that the Trust remains responsible for assuring compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) and that the records the Transfer Agent maintains for the Trust relating to the AML Program may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance. The Transfer Agent hereby consents to such examination and/or inspection and agrees to cooperate with such federal examiners in connection with their review. For purposes of such examination and/or inspection, the Transfer Agent will use its best efforts to make available, during normal business hours and on reasonable notice all required records and information for review by such examiners.

3.

Limitation on Delegation. The Trust acknowledges and agrees that in accepting the delegation hereunder, the Transfer Agent is agreeing to perform only the AML Procedures, as may be amended from time to time, and is not undertaking and shall not be responsible for any other aspect of the AML Program or for the overall compliance by the Trust with the USA PATRIOT Act or for any other matters that have not been delegated hereunder. Additionally, the parties acknowledge and agree that the Transfer Agent shall only be responsible for performing the AML Procedures with respect to the ownership of, and transactions in, Shares in the Portfolios of the Trust for which the Transfer Agent maintains the applicable Shareholder information.

PIMCO Schedule 1.2(f)

4.	AML Procedures[1]

4.1

Consistent with the services provided by the Transfer Agent and with respect to the ownership of Shares in the Portfolios of the Trust for which the Transfer Agent maintains the applicable Shareholder information, the Transfer Agent shall:

(a)        on a daily basis, submit all new customer account registrations and registration changes against the Office of Foreign Assets Control (“OFAC”) database, the Politically Exposed Persons (“PEP”) database, and such other lists or databases as may be required from time to time by applicable regulatory authorities;

(b)        submit all account registrations through OFAC database, the PEP database, and such other lists or databases as may be required from time to time by applicable regulatory authorities;

(c)        on a daily basis, submit special payee information from checks, outgoing wires and systematic withdrawal files through the OFAC database;

(d)        review certain types of redemption transactions that occur within thirty-four (34) days of an account establishment, registration change, or banking information change (e.g. redemption by wire within 34 days of banking information change; rapid depletion of account balance after establishment; and redemption by check within 34 days of address change);

(e)        review wires sent pursuant to banking instructions other than those on file with the Transfer Agent;

(f)        review accounts with small balances followed by large purchases;

(g)        review accounts with frequent activity within a specified date range followed by a large redemption;

(h)        review purchase and redemption activity by check that meets or exceeds $100,000 threshold on any given day;

(i)        in accordance with, 31 C.F.R. 1024.320, determine when a suspicious activity report (“SAR”) should be filed as required by regulations applicable to mutual funds; prepare and file the SAR; provide the Trust with a copy of the SAR within a reasonable time after filing; and notify the Trust if any further communication is received from the U.S. Department of the Treasury or other law enforcement agencies regarding such filing (31 C.F.R. 1024.320) ;

1 The accounts, transactions, items and activity reviewed in each case are subject to certain standard exclusions as set forth in written procedures of the Transfer Agent, which have been made available to the Trust and which may be modified from time to time.

PIMCO Schedule 1.2(f)

(j)        compare account information to any FinCEN request received by the Trust and provided to the Transfer Agent pursuant to USA PATRIOT Act Sec. 314(a); provide the Trust with the necessary information for it to respond to such request within required time frame (31 C.F.R. 1010.520);

(k)        (i) take reasonable steps to verify the identity of any person seeking to become a new customer of the Trust and notify the Trust in the event such person cannot be verified, (ii) maintain records of the information used to verify the person’s identity, as required, and (iii) determine whether the person appears on any lists of known or suspected terrorists or terrorist organizations provided to the Trust by any government agency;

(l)        except with respect to any entities excluded under applicable regulation: (i) take reasonable steps to verify the identity of legal entities seeking to become new customers of the Trust, including verifying the identity of the natural person(s) retaining ownership or controlling interest in such legal entity (the “Beneficial Owner(s)”), as such ownership and controlling interests are defined in 31 C.F.R. 1010.230, (ii) notify the Trust in the event that the identity of such Beneficial Owner(s) is not provided upon request to such entity or cannot be verified, (iii) maintain records of the information used to verify such Beneficial Owners, as required, and (iv) determine whether such persons appear on any lists of known or suspected terrorists or terrorist organizations provided to the Trust by any government agency. During the time an entity remains a customer of the Trust, if the entity provides notification of any change to the Beneficial Owner(s), the verification process described above shall be followed with respect to such new owner;

(m)        conduct due diligence and if required, enhanced due diligence in accordance with 31 C.F.R. 1010.610(b) for new and existing correspondent accounts for foreign financial institutions (as defined in 31 C.F.R. 1010.605(f)); perform an assessment of the money laundering risk presented by the account based on a consideration of relevant factors in accordance with applicable law and information provided by the foreign financial institution in a financial institution questionnaire. If an account is determined to have a risk ranking at a level of medium or above, the Transfer Agent will monitor the account on a monthly basis for unusual activity. In the situation where due diligence cannot be completed with respect to an account, the Transfer Agent will contact the Trust’s AML Officer for further instruction;

(n)        upon request by the Trust, conduct due diligence to determine if the Trust is involved with any foreign jurisdiction, institution, class of transactions and a type of account designated, from time to time, by the U.S. Department of Justice in order to identify and take certain “special measures” against such entities as required under Section 311 of the USA PATRIOT Act; and

(o)        Create and retain records required under 31 C.F.R. 1010.410 in connection with the transmittals of funds in amounts equal to or in excess of $3,000, and transmit such information on the transactions to the receiving financial institutions.

4.2	In the event that the Transfer Agent detects activity as a result of the foregoing procedures, which necessitates the filing by the Transfer Agent of a SAR or other similar

PIMCO Schedule 1.2(f)

report or notice to OFAC, then the Transfer Agent shall also immediately notify the Trust, unless prohibited by applicable law.

PIMCO Schedule 1.2(f)